BMC
BMC Industries, Inc.
One Meridian Crossings, Suite 850
Minneapolis, MN 55423
Website: www.bmcind.com

NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(OTCBB: BMMI)
	(952) 851-6030	FOR IMMEDIATE RELEASE

BMC Industries Receives Additional Bank Waiver Extension

MINNEAPOLIS, September 16, 2003 -- BMC Industries, Inc. (OTC Bulletin Board: BMMI) today announced that its bank group has granted the company an additional 60-day waiver of required compliance with certain covenants under its credit agreement.  The company's banks granted an initial two-week waiver to BMC on June 30, 2003, and a subsequent 60-day waiver on July 15, 2003, following notice by BMC to its bank group that the company expected to fall outside of compliance with certain covenants and obligations under its credit agreement as of June 30, 2003.

The waiver announced today also extends the time period for BMC to make certain scheduled principal and fee payments and further defers all interest payment obligations until November 14, 2003, the termination date of this waiver extension.  The agreement defers interest totaling approximately $3.2 million, a combination of interest payments deferred to date and further interest payments coming due through November 14, 2003.  The earlier agreement, subject to certain conditions, had deferred interest payments until September 15, 2003.

As previously announced, the banks and the company have agreed that no additional borrowings will be extended during the waiver period.  Discussions continue between BMC, its banks and the company's advisors, regarding a longer-term resolution of the situation.

About BMC Industries

BMC Industries, Inc., founded in 1907, is comprised of two business segments:  Optical Products and Buckbee-Mears.  The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses.  Vision-Ease Lens also distributes plastic eyewear lenses.  Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market.  Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.  The Buckbee-Mears group is the only North American manufacturer of aperture masks, a key component in color television picture tubes.  For more information about BMC Industries, Inc., visit the company's web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are not guarantees of future performance.  Actual results may differ materially from the forward-looking statements and any stated business strategy as a result of a number of risks and uncertainties, many of which are outside the company's control, including the risk that BMC's bank group does not grant any further waiver from the covenants contained in the company's credit agreement; that the bank group declares the company in default of the credit agreement; and that the bank group accelerates the repayment obligation of all amounts outstanding under the credit agreement.  Additional factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in BMC's Annual Report and Form 10-K for the year ended December 31, 2002, and in other filings made, from time to time, by BMC with the Securities and Exchange Commission.  The forward-looking statements speak only as of the date when made and BMC does not undertake to update such statements.

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